EXHIBIT 99.1

Dear Fellow Stockholders,

We are asking for your input on whether we should include a proposal in the Proxy Statement for our Annual Meeting (currently planned to be held in June of this year) to authorize the Board of Directors to effect a reverse stock split of our common stock. Utilizing such a mechanism will, in theory, position our common stock to trade above the $1.00 per share minimum bid price in order to retain our Nasdaq Capital Market listing.

In a reverse stock split, each outstanding common share would be converted into a fraction of a new common share resulting in an overall reduction in the number of shares, but no change in each stockholder’s percentage ownership in our common stock.  An amendment of our Certificate of Incorporation will be required to effect a reverse stock split and an amendment of our Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of common stock, which is why it would be included in a proposal in the Proxy Statement to be voted on at our Annual Meeting.

As we previously disclosed, we have until May 2, 2011 to regain compliance with the $1.00 per share minimum bid price requirement for continued listing on the Nasdaq Capital Market. We believe that by reducing the number of shares of common stock outstanding through a reverse stock split, the per share price of the common stock will increase, which may permit us to regain compliance with the minimum bid price requirement to remain listed. We cannot, however, assure you that approval and implementation of a reverse stock split will succeed in achieving and maintaining the required $1.00 per share minimum bid price for our common stock, or that we will continue to meet the other applicable Nasdaq continued listing requirements. However, a reverse stock split is one of the few tools we have available to address the minimum bid price requirement.

Consequences of Delisting.

The delisting of our common stock by Nasdaq could adversely affect our ability to attract new investors, may result in decreased liquidity of the outstanding shares of common stock, and could reduce the price at which such shares trade and increase the transaction costs inherent in trading such shares with overall negative effects for our stockholders.  In addition, delisting of our common stock could deter broker-dealers from making a market in or otherwise seeking or generating interest in our common stock, and might deter certain institutions and persons from investing in our stock at all.

In the event of delisting, trading could continue to be conducted on the over the counter market on the OTC Bulletin Board. The OTC Bulletin Board (OTCBB) is a regulated electronic trading service offered by the Financial Industry Regulatory Authority, Inc. (FINRA) that shows real-time quotes, last-sale prices and volume information for over-the-counter (OTC) equity securities. OTCBB securities are traded by a community of Market Makers that enter quotes and trade reports through a highly sophisticated, closed computer network.  Companies listed on this exchange are required to file current financial statements with the U.S. Securities and Exchange Commission (SEC). There are no listing requirements, such as those found on the Nasdaq and New York Stock Exchange, for a company to start trading on the OTCBB. Selling our common stock could be more difficult because, among other things, smaller quantities of shares may be bought and sold, transactions could be delayed, security analysts’ coverage of us could be reduced and stockholders may find it more difficult to obtain accurate quotations as to the market value of our common stock.  In addition, delisting from the Nasdaq Capital Market may subject our common stock to “penny stock” rules under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.  These rules impose additional sales practice and other requirements on broker-dealers who sell and/or make a market in securities deemed penny stocks under SEC rules.  Consequently, the delisting of our securities and the applicability of the penny stock rules may adversely affect the liquidity and price of our common stock.

Consequences of Reverse Stock Split.

A reverse stock split may enhance the acceptability of our common stock by the financial community and the investing public.  The expected increased price level may encourage interest and trading in the common stock by institutional investors and funds that may be disciplined or prohibited from purchasing lower priced stocks.  Additionally, a variety of policies and practices of broker-dealers discourage individual brokers from dealing in lower priced stocks, and brokers may be more inclined to transact in our shares if they trade at a higher per share price.  In addition, the transaction costs (commissions, markups or markdowns) of lower priced stocks tend to represent a higher percentage of total share value than higher priced stocks, which can discourage ownership of lower priced stocks by both institutional and retail investors.

However, the Board of Directors also believes that there has been a tendency for the initial positive effect on a company’s stock price from a reverse stock split to either quickly or over time, dissipate, eroding market capitalization and stockholder value. We received input from an investment bank that post reverse stock split trading prices tend to drift back down to pre-split price per share trading ranges. Additionally, our common stock has historically experienced a very low daily trading volume (i.e., it is “thinly traded”), and unlike most Nasdaq listed companies, our common stock valuation is “event” driven rather than “operations” driven, both of which may also minimize the benefits of a Nasdaq Capital Market listing.

The Board of Directors is not recommending a reverse stock split. However, because of the conflicting potential benefits and risks associated with a reverse stock split, we are seeking stockholder input on whether we should propose a reverse stock split to our stockholders for approval. If stockholder feedback supports a reverse stock split, we will include a proposal for a reverse stock split of our common stock at our next stockholder meeting.

Please provide your input by completing and returning the enclosed ballot card.

Thank you for your continuing support.

Sincerely,

John M. Holliman, III
Executive Chairman
March 29, 2011